FORM 15


             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
                   1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                           Exchange Act of 1934

                        Commission File Number: 33-63838

                             Neodata Services, Inc.
             (Exact name of registrant as specified in its charter)

                            833 W. South Boulder Road
                           Louisville, Colorado 80027
                                 (303) 666-7000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                          Senior Deferred Coupon Notes
            (Title of each class of securities covered by this Form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [ ]         Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(ii)   [ ]
            Rule 12g-4(a)(2)(ii)   [ ]         Rule 15d-6             [ ]
            Rule 12h-3(b)(1)(i)    [X]

                  Approximate number of holders of record as of
                      the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Neodata Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                NEODATA SERVICES, INC.


                                                By:  /s/ Robert McCashin
                                                    ---------------------------
                                                    Name:  Robert McCashin
                                                    Title: President

May 1, 1998